Michael L. Metter, President
Spongetech Delivery Systems, Inc.
43 West 33rd Street Suite 600
New York NY 10001

Re: Stock Repurchase Rights

Mr. Metter:

This will confirm that RM Enterprises International, Inc. agrees to grant Spongetech Delivery Systems, Inc. (the “Company”) the right, exercisable at any time or from time to time on or prior to February 28, 2010, to repurchase any or all of the 267,154,132 shares of common stock of the Company that were purchased by RM Enterprises International, Inc. since January 1, 2008, at the original purchase price paid by RM Enterprises International, Inc. to the Company for such shares, or an aggregate of $4,918,432.46 for all of such shares. The details regarding such shares, including amount of shares purchased, the dates of such purchases, and the respective purchase prices are listed in the schedule annexed hereto.

Dated: July 24, 2008

SPONGETECH DELIVERY SYSTEMS, INC.

/s/ Michael L. Metter
Name: Michael L. Metter
Title: President

RM ENTERPRISES INTERNATIONAL, INC.

/s/ Steven Moskowitz
Name: Steven Moskowitz
Title: Chief Operating Officer

SCHEDULE

Date	# of Shares	Price per Share	Purchase Price
6/2/2008	20,000,000	0.0282	$564,000.00
5/9/2008	1,500,000	0.0282	$42,300.00
5/9/2008	5,000,000	0.0282	$141,000.00
5/7/2008	9,600,000	0.024	$230,400.00
5/2/2008	14,550,000	0.0264	$384,120.00
4/24/2008	10,000,000	0.024	$240,000.00
4/22/2008	25,400,000	0.0192	$487,680.00
4/22/2008	5,700,000	0.0192	$109,440.00
4/2/2008	7,000,000	0.0105	$73,500.00
4/1/2008	11,000,000	0.0099	$108,900.00
3/27/2008	12,063,044	0.0099	$119,424.14
3/27/2008	3,050,000	0.0099	$30,195.00
3/25/2008	1,000,000	0.0132	$13,200.00
3/14/2008	13,500,000	0.01446	$195,210.00
3/12/2008	4,000,000	0.0132	$52,800.00
3/11/2008	5,500,000	0.0192	$105,600.00
3/10/2008	30,213,044	0.018	$543,834.79
3/10/2008	5,900,000	0.018	$106,200.00
3/5/2008	1,000,000	0.0204	$20,400.00
3/5/2008	2,800,000	0.0204	$57,120.00
3/4/2008	2,500,000	0.0198	$49,500.00
2/28/2008	1,000,000	0.0222	$22,200.00
2/26/2008	2,000,000	0.0288	$57,600.00
2/25/2008	8,000,000	0.0288	$230,400.00
2/22/2008	1,050,000	0.0282	$29,610.00
2/20/2008	3,000,000	0.0198	$59,400.00
2/19/2008	3,500,000	0.0192	$67,200.00
2/12/2008	3,750,000	0.0168	$63,000.00
2/11/2008	5,700,000	0.015	$85,500.00
1/31/2008	25,928,044	0.012	$311,136.53
1/29/2008	4,000,000	0.0144	$57,600.00
1/24/2008	3,700,000	0.0114	$42,180.00
1/22/2008	700,000	0.0132	$9,240.00
1/16/2008	4,850,000	0.0186	$90,210.00
1/11/2008	4,000,000	0.0132	$52,800.00
1/10/2008	4,000,000	0.0138	$55,200.00
1/2/2008	700,000	0.01476	$10,332.00
Total	267,154,132		$4,918,432.46